EXHIBIT 99.1

PRESS RELEASE

                                                                                                                        Contact:
                                                                                                                       Trisha Tuntland
                                                                                                                      Manager of Investor Relations
                                                                                                                      Cabot Microelectronics Corporation
                                                                                                                         (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2014

                                                                     Revenue of $100.5 Million, Primarily Reflects Soft Industry Demand and Traditional Seasonality
                                                                     Gross Profit Margin of 47.5 Percent; Full Year Guidance Remains Unchanged at 48 to 50 Percent of Revenue
                                                                     Earnings Per Share of 45 Cents

AURORA, IL, January 23, 2014 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2014, which ended December 31, 2013.

Total revenue during the first fiscal quarter was $100.5 million, which reflects decreases of 5.6 percent compared to the same quarter last year, and 13.5 percent compared to the record revenue reported in the prior quarter, on softer semiconductor industry demand, including traditional seasonal weakness that the company typically has experienced in its first fiscal quarter.  Revenues were also adversely impacted by customary fluctuations in the company's QED Technologies business, primarily capital equipment oriented, which also recorded record revenue in the prior quarter.  Despite these headwinds, the company achieved a gross profit margin of 47.5 percent of revenue in the first fiscal quarter, improving its gross profit margin by 50 basis points compared to the prior year.  As a result, the company recorded diluted earnings per share of $0.45 for the first fiscal quarter.  The company's balance sheet reflects a cash balance of $246.5 million and $159.7 million of debt outstanding as of December 31, 2013.

"We believe our financial results provide a solid start to our fiscal year, despite the soft industry demand, including traditional seasonal weakness, that we referenced last October when we reported results for our previous fiscal quarter.  Even within this environment, we were able to improve our gross margin and control costs compared to the same quarter last year, on lower revenue," said William Noglows, Chairman and CEO of Cabot Microelectronics.  "Looking forward, we expect strengthening in overall semiconductor industry demand during the fiscal year, based on recent public statements from a number of industry analysts and some of our strategic customers, as well as past trends within similar demand environments.  Industry reports generally indicate that holiday sales of technology products were solid, most IC inventories have returned to normal levels and fab utilization rates now appear to be improving.  In addition, certain industry analysts are forecasting modest growth in 2014 for the PC market, a shift from the contraction that has beset this industry over the previous two years.  Having successfully navigated periods of both strong and soft industry demand environments, we believe the continued successful execution of our strategic initiatives positions us well as we work to deliver another year of solid business performance".

Key Financial Information

Total first fiscal quarter revenue of $100.5 million represents a 5.6 percent decrease from the $106.5 million reported in the same quarter last year and a 13.5 percent decrease from the record level of $116.3 million reported last quarter.  Compared to the same quarter last year, the company believes the decrease in revenue primarily reflects softer demand due to lower utilization at some fabs, and the continued soft demand for PCs.  Compared to the previous quarter, the company believes the decrease in revenue primarily reflects soft demand within the global semiconductor industry that the company began to experience late last fiscal year, including traditional seasonal weakness that the company typically has experienced in its first fiscal quarter, and soft demand for the company's QED products.

Gross profit, expressed as a percentage of revenue, was 47.5 percent this quarter.  This is higher than the 47.0 percent reported in the same quarter a year ago and lower than 50.9 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to benefits associated with a weaker Japanese yen versus the U.S. dollar and higher manufacturing yields, partially offset by lower sales volume and higher variable manufacturing costs, including higher raw material costs.  The decrease in gross profit percentage versus the previous quarter was primarily due to lower sales volume and higher variable manufacturing costs, including higher raw material costs, partially offset by lower fixed manufacturing costs, including incentive compensation costs.  The company's full fiscal year guidance range of 48 to 50 percent of revenue remains unchanged.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $32.0 million in the first fiscal quarter, or $1.4 million less than the $33.4 million reported in the same quarter a year ago, primarily due to lower clean room materials expense and depreciation expense.  Operating expenses were $3.5 million lower than the $35.5 million reported in the previous quarter, primarily due to lower staffing related costs, including incentive compensation costs.

Net income for the quarter was $11.3 million, up from $9.7 million reported in the same quarter last year and down from $16.8 million in the prior quarter.  Compared to the same quarter last year, net income was higher primarily due to lower tax expense on the company's foreign earnings resulting from its election to permanently reinvest the earnings of certain foreign subsidiaries.  The first quarter of fiscal 2013 also included an adverse foreign tax adjustment that reduced net income by $1.7 million.  Compared to the prior quarter, net income was down mainly due to lower revenue and a lower gross profit margin, partially offset by lower operating expenses.

Diluted earnings per share were $0.45 this quarter, up from $0.41 reported in the first quarter of fiscal 2013 and down from $0.69 reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (877) 280-4960.  Callers outside the U.S. can dial (857) 244-7317.  The conference code for the call is 13089896.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2013	2013	2012

Revenue	$100,515	$116,266	$106,533

Cost of goods sold	52,801	57,143	56,494

Gross profit	47,714	59,123	50,039

Operating expenses:

Research, development & technical	14,571	15,835	15,316

Selling & marketing	6,707	7,360	7,109

General & administrative	10,726	12,270	10,954

Total operating expenses	32,004	35,465	33,379

Operating income	15,710	23,658	16,660

Interest expense	872	911	953

Other income (expense), net	617	(173)	854

Income before income taxes	15,455	22,574	16,561

Provision for income taxes	4,147	5,805	6,858

Net income	$11,308	$16,769	$9,703

Basic earnings per share	$0.47	$0.72	$0.42

Weighted average basic shares outstanding	23,590	23,041	22,845

Diluted earnings per share	$0.45	$0.69	$0.41

Weighted average diluted shares outstanding	24,623	23,994	23,658

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2013	2013
ASSETS:

Current assets:
Cash and cash equivalents	$246,463	$226,029
Accounts receivable, net	52,078	54,640
Inventories, net	66,118	63,786
Other current assets	32,077	21,257
Total current assets	396,736	365,712

Property, plant and equipment, net	109,514	111,985
Other long-term assets	69,475	76,809
Total assets	$575,725	$554,506

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,825	$16,663
Current portion of long-term debt	12,031	10,938
Accrued expenses, income taxes payable and other current liabilities	28,503	39,899
Total current liabilities	56,359	67,500

Long-term debt, net of current portion	147,657	150,937
Other long-term liabilities	9,103	8,992
Total liabilities	213,119	227,429

Stockholders' equity	362,606	327,077
Total liabilities and stockholders' equity	$575,725	$554,506